Exhibit 10.9

IRREVOCABLE EXCHANGE AND SUBSCRIPTION AGREEMENT

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DEFINED TERMS

Term	Section

Accredited Investor	Section 4.10
Affiliate	Section 7.02
Agreement	Introduction
Assumed Entity Valuations	Section 7.02
Assumed IPO Price	Section 7.02
Attorney-in-Fact	Section 6.01
Business Day	Section 7.02
Charter	Section 3.05
Claim	Section 3.12
Claim Notice	Section 3.12
Closing Date	Section 1.01
Code	Section 7.02
Common Stock	Recitals
Company	Introduction
Company Subsidiary	Section 3.01
Confidential Offering Memorandum	Recitals
Consent Form	Section 7.02
Consideration	Section 1.02
Consolidation Transactions	Recitals
Delphi	Recitals
Dispute	Section 7.08
DLC Existing Entities	Recitals
DLC Interests	Recitals
DLC Management	Recitals
DLC OP	Introduction
DLC OP Agreement	Section 2.03
Elected Securities	Recitals
Exchanging Members	Introduction
Exchanging Member Indemnified Party	Section 3.12
Excluded Assets	Section 1.05
Existing Entities	Recitals
Existing Member	Introduction
Existing Member Interests	Recitals
Expiration Date	Section 3.12
First Man Corp.	Recitals
Governmental Authority	Section 7.02
Interests	Recitals
Investor Information Page	Recitals
IPO	Recitals
IPO Price	Section 7.02
Laws	Section 7.02
Liens	Section 7.02
Losses	Section 3.12

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Term	Section

Material Adverse Effect	Section 7.02
Non-Eligible Investor Payment	Recitals
Offered OP Units	Recitals
Offered Shares	Recitals
OP Units	Recitals
Outside Date	Section 2.07
Person	Section 7.02
Principals	Introduction
Prospectus	Section 7.02
REIT	Introduction
Representation, Warranty and Indemnity Agreement	Section 7.02
SEC	Section 2.01
Securities Act	Section 2.01
Selling Party	Section 5.03
Sold Interests	Section 5.03
Subscription Documents	Section 1.01
Subsidiary	Section 7.02
Tax	Section 7.02
Third Party Claims	Section 3.12
Total Consideration	Section 7.02
Transaction Agreements	Recitals

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IRREVOCABLE EXCHANGE AND SUBSCRIPTION AGREEMENT

This Irrevocable Exchange and Subscription Agreement is made and entered into as of April     , 2010 (this “Agreement”), by and among DLC Realty Trust, Inc., a Maryland corporation (the “Company”), which intends to qualify as a real estate investment trust (a “REIT”) for federal income tax purposes, DLC Realty, L.P., a Delaware limited partnership (“DLC OP”), Mr. Adam Ifshin, Mr. Stephen Ifshin (together, the “Principals”) and the members and limited partners of the Existing Entities (as defined below) set forth on the signature page hereto (each such member and limited partner an “Existing Member” and, collectively, the “Existing Members”). The Existing Members and the Principals are herein collectively referred to as the “Exchanging Members.” Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to them in the Confidential Offering Memorandum, as defined below.

RECITALS

WHEREAS, reference is made to the Company’s Consent Solicitation Statement and Confidential Offering Memorandum, dated March 15, 2010 (the “Confidential Offering Memorandum”) relating to the private offering of units of limited partnership interests (the “OP Units”) to be issued by DLC OP to the Exchanging Members, and, solely with respect to Mr. Adam Ifshin, shares of common stock, par value $0.01 per share, (the “Common Stock”), to be issued by the Company;

WHEREAS, the Exchanging Members are holders of limited liability company, general or limited partnership interests in one or more of the limited liability companies or partnerships (the “Existing Entities”) which own, directly or indirectly, the 86 real properties described in the Confidential Offering Memorandum;

WHEREAS, Mr. Adam Ifshin is a holder of limited liability company, general or limited partnership interests in certain of the Existing Entities and the sole stockholder of DLC Management Corporation, a New York corporation (“DLC Management”), Delphi Commercial Properties, Inc., a New York corporation (“Delphi”) and First Man Orange Corp., a Connecticut corporation (the “First Man Corp” and collectively, the “DLC Existing Entities”) all as set forth on Exhibit A hereto (the “Investor Information Page”);

WHEREAS, the limited liability company, general or limited partnership interests in the Existing Entities held by the Exchanging Members are referred to herein collectively as the “Existing Member Interests” and the shares of DLC Management, Delphi and the First Man Corp. owned by Mr. Adam Ifshin are referred to herein collectively as the “DLC Interests.” The Existing Member Interests and the DLC Interests are herein collectively referred to as the “Interests;”

WHEREAS, in conjunction with the formation transactions and the initial public offering of the Company (the “IPO”), the Company desires to consolidate the ownership of the Interests into DLC OP and the Company, as applicable, in a consolidation transaction to be completed prior to or concurrently with the completion of the IPO, as a result of which the Exchanging Members will have exchanged, through a series of merger transactions, their Interests for OP Units (or, in certain limited cases, cash) and, solely with respect to Mr. Adam Ifshin, shares of Common Stock (the “Consolidation Transactions”);

WHEREAS, various merger agreements (including this Agreement) (the “Transaction Agreements”) pursuant to which all of the Interests in the Existing Entities and the DLC Existing Entities held by the Exchanging Members are to be acquired, directly or indirectly, by the Company or DLC OP, as part of the Consolidation Transactions will be executed to effectuate the Consolidation Transactions;

WHEREAS, the Investor Information Page sets forth, for each Exchanging Member, the name of the Existing Entities or DLC Existing Entities in which such Exchanging Member holds Existing Member Interests or DLC Interests, respectively, the number of OP Units such Exchanging Member will receive (except as otherwise provided in the paragraph immediately below) as part of the Consolidation Transactions and, solely with respect to Mr. Adam Ifshin, the number of shares of Common Stock Mr. Adam Ifshin will receive in the Consolidation Transactions; such number of OP Units (as the same may be adjusted) offered to the Exchanging Members in the aggregate is referred to herein as the “Offered OP Units” and such number of shares of Common Stock is referred to herein as the “Offered Shares;”

WHEREAS, the Exchanging Members understand that only Eligible Investors (which are Investors that meet the investor criteria) or a limited number of non-Eligible Investors (as determined by DLC OP in its sole discretion), in each case as described in the Confidential Offering Memorandum, are eligible to elect to receive OP Units in the Consolidation Transactions. If such Exchanging Member is not an Eligible Investor and DLC OP chooses cash consideration for such non-Eligible Investor, such Exchanging Member will receive only cash as consideration for his, her or its Interests in an amount equal to the product of the number of OP Units due to such Exchanging Member and set forth on the Investor Information Page and the IPO Price (as defined herein) (the “Non-Eligible Investor Payment”);

WHEREAS, it is intended for federal income tax purposes that the Consolidation Transactions be treated as (i) a transfer of the equity interests in the Existing Entities to DLC OP in exchange for OP Units under Section 721 of the Code (as defined below) including, where applicable, pursuant to the “assets over” form of transaction set forth in Treasury Regulation Section 1.708-1(c)(3) and (ii) a tax-deferred reorganization of the DLC Existing Entities into the Company pursuant to Section 368(a) of the Code;

WHEREAS, the Exchanging Members understand and acknowledge that, as of the date of this Agreement, neither the Company nor DLC OP knows the value of the OP Units or the shares of Common Stock that will be available for exchange for the Interests and the Exchanging Members acknowledge and understand that the value of the OP Units or Common Stock to be issued to the Exchanging Members will depend on the Company’s value in the pricing of the Company’s IPO and that the Assumed IPO Price and the assumed range of shares estimated to be offered in the IPO set forth in the Confidential Offering Memorandum is subject to change and is used in the Confidential Offering Memorandum for illustrative purposes only;

WHEREAS, by executing this Agreement, the Exchanging Members (A) consent to the Consolidation Transactions and to the applicable Transaction Agreements with respect to the

Existing Entities or DLC Existing Entities to which such Exchanging Member is a limited partner, member or stockholder, (B) waive any right they may have to elect to receive any cash or other consideration, respectively, under the organizational documents for any of the Existing Entities or DLC Existing Entities, respectively, so long as they are Eligible Investors, and (C) irrevocably agree, upon satisfaction of the conditions in Sections 2.01 of this Agreement, to receive in exchange for such Interests either the Offered OP Units or Offered Shares, as indicated on the Investor Information Page which such securities so elected to be received by the Exchanging Members as described in Sections 1.01(a) and (b) below are referred to herein as the “Elected Securities,” or, if the Exchanging Member is not an Eligible Investor and DLC OP chooses cash consideration for such non-Eligible Investor, to accept the Non-Eligible Investor Payment;

WHEREAS, a copy of the Confidential Offering Memorandum has been received and reviewed by the undersigned; and

WHEREAS, all necessary approvals have been obtained by the parties to this Agreement to consummate the transactions contemplated herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

CONTRIBUTION

Section 1.01. Exchange, Subscription and Consents.

(a) Exchanging Member and Mr. Stephen Ifshin. By executing the signature page to this Agreement, subject to the terms and conditions hereof, the Exchanging Member, if an Eligible Investor (excluding Mr. Adam Ifshin, addressed in paragraph (b) below), hereby agrees to subscribe for and receive, and DLC OP agrees to issue, the Elected Securities to the undersigned on the closing date of the IPO (the “Closing Date”), in exchange for the consideration set forth in Section 1.02.

(b) Mr. Adam Ifshin. By executing this agreement, Mr. Adam Ifshin hereby agrees, subject to the terms and conditions hereof, to transfer to the Company, DLC OP and/or its subsidiaries, as applicable, the Interests shown on the Investor Information Page as being slated for contribution in exchange for which Mr. Adam Ifshin will receive on the Closing Date the number of Offered Units and the number of Offered Shares set forth in the applicable line on the Investor Information Page, in exchange for the consideration set forth in Section 1.02.

(c) Reallocation of Interests or DLC Interests. The Company reserves the right, by written notice to an Exchanging Member, to require such Exchanging Member and the Existing Entities or DLC Existing Entities, as applicable, to reallocate one or more Interests slated for acquisition under the Transaction Agreements, such that the Existing Entity or DLC Existing Entity in which such Interests are held will be instead acquired by the Company, DLC OP or any subsidiary thereof. The Company shall exercise such right only if in its reasonable judgment such reallocation is necessary to protect the status of the Company as a REIT for federal income tax purposes or the tax deferred nature of the transactions contemplated by this Agreement. The parties agree that any such reallocation of an Interest shall not change the total number of Elected Securities to be received by the Exchanging Members under this Agreement and the Transaction Agreements.

(d) Other Matters. On the date of this Agreement, the Exchanging Members have delivered to the Company, (a) a duly completed and executed Consent Form; (b) a duly completed and executed Accredited Investor Questionnaire; (c) a duly completed and executed Substitute Form W-9 and FIRPTA Affidavit; (d) if executing this Agreement in the State of New York, the Power of Attorney set forth in Exhibit B; and (e) two duly completed and executed signature pages to this Agreement. As provided in Section 6.01 hereof, by executing this Agreement or Exhibit B to this Agreement, each Exchanging Member grants a power-of-attorney to the Company to execute, on behalf of such Exchanging Member on the Closing Date, the Registration Rights Agreement, the Tax Protection Agreement, the Lock-Up Agreement, the Transaction Agreements, the Representation, Warranty and Indemnity Agreement, instruments of assignment, and if receiving OP Units, the DLC OP Agreement (as defined herein) (including any amendments thereto approved by the partners in accordance with the terms of such agreement) and any other documents related to the consummation of the Consolidation Transactions, any reallocation of Interests as described in Section 1.01(c) above or any of the other transactions contemplated by this Agreement on such Exchanging Member’s behalf and in such Exchanging Member’s name, as may be deemed by the Company as necessary or desirable to effectuate the Consolidation Transactions, the IPO, and the other transactions described herein or in the Confidential Offering Memorandum. Such agreements together with this Agreement are collectively referred to in this Agreement as the “Subscription Documents.”

Section 1.02. Consideration.

(a) Under and subject to the terms and conditions of the respective Subscription Documents, as the result of an irrevocable election indicated on the Consent Form submitted by a Exchanging Member, each Exchanging Member is irrevocably bound to accept and entitled to receive upon consummation of the Consolidation Transactions, the number of OP Units and, solely with respect to Mr. Adam Ifshin, shares of Common Stock, indicated on Exhibit A hereto or, in the case of an Exchanging Member that is not an Eligible Investor and DLC OP chooses cash consideration for such non-Eligible Investor, the Non-Eligible Investor Payment (in aggregate, the “Consideration”). No fractional OP Units or shares of Common Stock shall be issued pursuant to this Agreement. If aggregating all OP Units that an Exchanging Member would otherwise be entitled to receive as a result of any of the Consolidation Transactions would require the issuance of a fractional OP Unit or share of Common Stock, in lieu of such fractional OP Unit or share of Common Stock, the Exchanging Member shall be entitled to receive an amount in cash determined by multiplying the fraction of an OP Unit or share of Common Stock to which such Exchanging Member would otherwise have been entitled, by the IPO Price. No interest will be paid or will accrue on any cash paid or payable in lieu of any fractional OP Unit.

(b) Receipt of Consideration is expressly conditioned upon receipt of each applicable document contained in the Subscription Booklet duly executed and fully completed.

Therefore, if the necessary consent for an applicable existing entity is obtained, until such documentation is received from an Exchanging Member, whether or not such Exchanging Member wishes to consent or not, DLC OP shall not issue to such Exchanging Member the Consideration otherwise due to such Exchanging Member whether in the form of OP Units or cash.

(c) The Company and the Operating Partnership, in their sole discretion, may determine to proportionately increase the number of OP Units or shares of Common Stock, as applicable, each Exchanging Member may receive. Such determination must be made prior to the marketing of the IPO, through a preliminary prospectus, begins. In no event will the number of shares of OP Units or shares of Common Stock, as applicable, that each Exchanging Member receives be less than the number of OP Units or shares of Common Stock, as applicable indicated on Exhibit A hereto.

Section 1.03. Further Action. If, at any time after the Closing Date, the Company shall determine or be advised that any deeds, bills of sale, assignments, assurances or other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Company, DLC OP or any subsidiary thereof the right, title or interest in or to the Interests exchanged by a Exchanging Member, each Exchanging Member shall execute and deliver all such deeds, bills of sale, assignments and assurances and take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in the Interests or otherwise to carry out this Agreement; provided, that such Exchanging Member shall not be obligated to take any action or execute any document if the additional actions or documents impose additional liabilities, obligations, covenants, responsibilities, representations or warranties on such Exchanging Member that are not contemplated by this Agreement or reasonably inferable by the terms herein.

Section 1.04. Transaction Costs. If the Closing occurs, the Company and DLC OP shall be solely responsible for all transaction costs and expenses of the Company, DLC OP, the Existing Entities and the DLC Existing Entities in connection with the Consolidation Transactions and the IPO, which include, but are not limited to, the underwriting discounts and commissions. If the Closing does not occur, Section 2.08 shall govern.

Section 1.05. Pre-Closing Distributions. On or prior to the Closing Date, the Existing Entities and the DLC Existing Entities may assign and transfer all of their right, title and interest in and to its cash and other current assets in excess of its liabilities (excluding amounts on deposit with lenders for escrow accounts, prepaid rent, prepaid management fees or other prepaid income streams, prepaid expense reimbursements, accrued employee benefits, future lease obligations, security deposits and amounts otherwise reserved) to the Exchanging Members (and/or any other Person designated by a Exchanging Member) in accordance with the provisions of the applicable organizational document of each such applicable Existing Entity or DLC Existing Entity, as applicable (such assets being referred to as the “Excluded Assets”); provided, however, that other than the distributions by the Existing Entities and the DLC Existing Entities and the mergers contemplated by the Consolidation Transactions, the Existing Entities and the DLC Existing Entities have not since December 31, 2009 taken, and shall not take, any action not in the ordinary course consistent with past practice to increase current assets or reduce current liabilities, including by increasing long-term liabilities, decreasing long-term assets, changing reserves or otherwise. DLC OP agrees and acknowledges that none of the Excluded Assets, nor any right, title or interest of the Existing Entities and the DLC Existing Entities or the Exchanging Members therein, shall be deemed to constitute a part of the Existing Entities and the DLC Existing Entities or its assets and liabilities, and that such assets and liabilities will not be owned or retained by the Existing Entities and the DLC Existing Entities at the Closing Date. DLC OP agrees and acknowledges that the Existing Entities and the DLC Existing Entities may transfer or distribute the Excluded Assets at any time and from time to time prior to the Closing Date, and no such transfer or distribution shall be deemed to violate or breach any provision under this Agreement or any other documents contemplated hereby.

Section 1.06. Adjusted Consideration.

The Company reserves the right not to acquire any Interest, directly or indirectly, if in good faith the Company determines that the ownership of such Interest would be inappropriate for the Company. Each Exchanging Member hereby agrees that, in such event, such Exchanging Member’s Total Consideration (as defined below) as indicated on the Investor Information Form may be reduced by the amount and type of Consideration allocated to such Interest pursuant to Section 1.07 below, as shown on the Investor Information Form.

Section 1.07. Allocation of Total Consideration.

The Consideration paid to each Exchanging Member shall be allocated in a manner reasonably agreed upon by the Company and each Exchanging Member. The Company, DLC OP and such Exchanging Member agree to (i) be bound by the allocation, (ii) act in accordance with the allocation in the preparation of financial statements and filing of all tax returns and in the course of any tax audit, tax review or tax litigation relating thereto and (iii) take no position and cause their affiliates to take no position inconsistent with the allocation for income tax purposes.

ARTICLE II

CLOSING

Section 2.01. Conditions Precedent.

(a) Condition to Each Party’s Obligations. The respective obligation of each party to effect the actions contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date is subject to the satisfaction or waiver on or prior to the effective time of the mergers and other actions contemplated in the applicable Subscription Documents of the closing conditions set forth therein and of the following conditions:

(i) Registration Statement. The initial registration statement of the Company for the IPO shall have become effective under the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the “Securities Act”) and shall not be the subject of any stop order or proceedings by the Securities and Exchange Commission (“SEC”) seeking a stop order. This condition may not be waived by any party.

(ii) IPO Proceeds. The Company shall have received the gross proceeds from the IPO. This condition may not be waived by any party.

(iii) No Injunction. No Governmental Authority (as defined herein) shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of any of the transactions contemplated in this Agreement (which condition may not be waived by any party) nor shall any of the same brought by a Governmental Authority of competent jurisdiction be pending that seeks the foregoing.

(iv) Consolidation Transactions. The Consolidation Transactions shall have been consummated not later than the Closing Date. This condition may not be waived by any party.

(b) Conditions to Obligations of the Company and DLC OP. The obligations of DLC OP and the Company to effect the actions contemplated by this Agreement are further subject to satisfaction of the following conditions (any of which may be waived by DLC OP or the Company in whole or in part in their sole discretion):

(i) Representations and Warranties. Except as would not have a Material Adverse Effect (as defined herein), the representations and warranties of each Exchanging Member contained in this Agreement, as well as those of the Principals contained in the Representation, Warranty and Indemnity Agreement, shall be true and correct at the Closing Date as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

(ii) Performance by the Exchanging Members. Each Exchanging Member shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(iii) Consents, Etc. All necessary consents and approvals of Governmental Authorities or third parties (including lenders) for each Exchanging Member to consummate the transactions contemplated hereby (except for those the absence of which would not have a material adverse effect on the ability of such Exchanging Member to consummate the transactions contemplated by this Agreement) shall have been obtained.

(iv) No Material Adverse Change. There shall have not occurred between the date hereof and the Closing Date any material adverse change in any of the assets, business, financial condition, results of operation or prospects of the Existing Entities and the DLC Existing Entities or their subsidiaries.

(v) Representation, Warranty and Indemnity Agreement. The Principals shall have entered into the Representation, Warranty and Indemnity Agreement.

(vi) Bankruptcy. There shall not have been a bankruptcy or similar insolvency proceeding with respect to an Existing Entity or DLC Existing Entity; provided that the Company and DLC OP shall have the right to elect to proceed with the Consolidation Transaction with respect to all Existing Entities and DLC Existing Entities that are not the subject of such proceeding.

(c) Conditions to Obligations of the Exchanging Members. The obligation of each Exchanging Member to effect the actions contemplated by this Agreement are further subject to satisfaction of the following conditions:

(i) Representations and Warranties. Except as would not have a Material Adverse Effect, the representations and warranties of the Company and DLC OP contained in this Agreement shall be true and correct at the Closing Date as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

(ii) Performance by the Company and DLC OP. The Company and DLC OP shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(iii) Consents, Etc. All necessary consents and approvals of Governmental Authorities or third parties (including lenders) for the Exchanging Members to consummate the transactions contemplated hereby (except for those the absence of which would not have a material adverse effect on the ability of the Exchanging Members to consummate the transactions contemplated by this Agreement) shall have been obtained.

(iv) Registration Rights Agreement. The Company and DLC OP shall have entered into the registration rights agreement substantially in the form attached as Exhibit A to the Confidential Offering Memorandum. This condition may not be waived by any party.

Section 2.02. Time and Place. Unless this Agreement shall have been terminated pursuant to Section 2.07 hereof, and subject to satisfaction or waiver of the conditions in Section 2.01 hereof, the closing of the Consolidation Transactions contemplated by Section 1.01 and the other transactions contemplated hereby shall occur on the Closing Date. The closing shall take place at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019 or such other place as determined by the Company in its sole discretion. The Consolidation Transactions described in Section 1.01 hereof and all closing deliveries shall be deemed concurrent for all purposes.

Section 2.03. Delivery of OP Units. The issuance of the OP Units shall be evidenced by an amendment to the Agreement of Limited Partnership of DLC OP (the “DLC OP Agreement”). On the Closing Date (or as soon as reasonably practicable thereafter), DLC OP shall deliver or cause to be delivered to each Exchanging Member an executed copy of such amendment.

Section 2.04. Delivery of Common Stock. On the Closing Date (or as soon as reasonably practicable thereafter), the Company shall deliver or cause to be delivered to Mr. Adam Ifshin a certificate (which may be electronically registered with the Depository Trust Company) representing the Common Stock issuable hereunder to Mr. Adam Ifshin and bearing the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE CORPORATION AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

In addition, such certificate representing the Common Stock so issuable shall bear a legend reflecting certain transfer and other restrictions for the purpose of maintaining the REIT’s status as a REIT under the Code, in accordance with applicable Law (as defined herein).

Section 2.05. Closing Deliveries. On the Closing Date, the parties shall make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered through the Attorney-in-Fact (described in Article VI hereof) or the Power of Attorney set forth as Exhibit B hereto, any other documents reasonably requested by the Company or reasonably necessary or desirable to assign, transfer, convey, contribute and deliver the Interests, free and clear of all Liens (as defined herein) and to effectuate the transactions contemplated hereby.

Section 2.06. Closing Costs. The Company and DLC OP shall pay any documentary transfer taxes, escrow charges, title charges and recording taxes or fees incurred in connection with the transactions contemplated hereby.

Section 2.07. Term of the Agreement. This Agreement shall terminate automatically if the Contribution Transactions shall not have been consummated on or prior to April 2, 2011 (such date is hereinafter referred to as the “Outside Date”).

Section 2.08. Effect of Termination. In the event of termination of this Agreement for any reason, all obligations on the part of DLC OP, the Company and the Exchanging Members under this Agreement shall terminate, except that the obligations set forth in Article VII shall survive; it being understood and agreed, however, for the avoidance of doubt, that if this Agreement is terminated because one or more of the conditions to a non-breaching party’s obligations under this Agreement is not satisfied by the Outside Date as a result of the other party’s material breach of a covenant, representation, warranty or other obligation under this Agreement or any other Subscription Documents, the non-breaching party’s right to pursue all legal remedies with respect to such breach will survive such termination unimpaired. If this Agreement shall terminate for any reason prior to completion of the Consolidation Transactions, the Existing Entities and the DLC Existing Entities shall bear all transaction costs and expenses related thereto in proportion to the aggregate number of Offered OP Units, Offered Shares or Non-Eligible Investor Payment allocated to the Interests therein, as set forth on Exhibit A (as completed by each Exchanging Member).

Section 2.09. Tax Withholding. The Company and DLC OP shall be entitled to deduct and withhold, from the consideration payable pursuant to this Agreement to any Exchanging Member, such amounts as the Company or DLC OP is required to deduct and withhold with respect to the making of such payment under the Code or any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Company or DLC OP, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Exchanging Member in respect of which such deduction and withholding was made by the Company or DLC OP.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND INDEMNITIES OF THE COMPANY AND DLC OP

The Company and DLC OP hereby represent and warrant to and covenants with each Exchanging Member as follows:

Section 3.01. Organization; Authority.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland. The Company has all requisite power and authority to enter this Agreement and the other Subscription Documents and to carry out the transactions contemplated hereby and thereby, and to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not have a Material Adverse Effect.

(b) Each Subsidiary of the Company (each a “Company Subsidiary”) has been duly organized or formed and is validly existing under the laws of its jurisdiction of organization or formation, as applicable, has all power and authority to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

(c) DLC OP is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. DLC OP has all requisite power and authority to enter this Agreement and the other Subscription Documents and to carry out the transactions contemplated hereby and thereby, and to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not have a Material Adverse Effect.

Section 3.02. Due Authorization. The execution, delivery and performance of this Agreement and the other Subscription Documents by the Company and DLC OP have been duly and validly authorized by all necessary action of the Company and DLC OP. This Agreement, the other Subscription Documents and each agreement, document and instrument executed and delivered by or on behalf of the Company or DLC OP pursuant to this Agreement or the other

Subscription Documents constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Company or DLC OP, each enforceable against the Company or DLC OP in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 3.03. Consents and Approvals. Except in connection with the IPO and the consummation of the Consolidation Transactions, no consent, waiver, approval or authorization of, or filing with, any Person (as defined herein) or Governmental Authority or under any applicable Laws is required to be obtained by the Company or DLC OP in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

Section 3.04. No Violation. None of the execution, delivery or performance of this Agreement, the other Subscription Documents, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under (a) the organizational documents of the Company or DLC OP, (b) any term or provision of any judgment, order, writ, injunction, or decree binding on the Company or DLC OP, or (c) any other agreement to which the Company or DLC OP is a party thereto.

Section 3.05. Validity of OP Units and the Offered Shares. The OP Units and the Offered Shares to be issued to each Exchanging Member, as applicable, pursuant to this Agreement will have been duly authorized by the Company or DLC OP, as applicable, and, when issued against the consideration therefor, will be validly issued by the Company or DLC OP, fully paid and non-assessable (with respect to the Offered Shares) and free and clear of all Liens created by the Company or DLC OP (other than Liens created by the DLC OP Agreement or the Articles of Amendment and Restatement of the Company (the “Charter”)).

Section 3.06. Litigation. There is no action, suit or proceeding pending or, to the Company or DLC OP’s knowledge, threatened against the Company or DLC OP or any Company Subsidiaries which, if adversely determined, would have a Material Adverse Effect or which challenges or impairs the ability of the Company or DLC OP to execute or deliver, or perform its obligations under, this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby.

Section 3.07. OP Agreement. Attached as Exhibit B to the Confidential Offering Memorandum is a true and correct copy of the DLC OP Agreement in substantially final form.

Section 3.08. Limited Activities. Except for activities in connection with the IPO or the Consolidation Transactions, none of the Company, the Company Subsidiaries and DLC OP have engaged in any material business or incurred any material obligations.

Section 3.09. Continuing Efforts. Subject to the terms and conditions herein provided, the Company and DLC OP covenant and agree to use their best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper and/or appropriate to consummate and make effective the transactions contemplated by this Agreement.

Section 3.10. No Brokers or Finders. The Company and DLC OP have not entered into any agreement and are not otherwise liable or responsible to pay any brokers’ or finders’ fees or expenses to any person or similar agent or firm with respect to this Agreement or the purchase and issuance of any Elected Securities contemplated hereby.

Section 3.11. No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Article III, the Company and DLC OP shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

Section 3.12. Indemnification.

(a) From and after the Closing Date, the Company and DLC OP shall indemnify and hold harmless each Exchanging Member and its Affiliates (each of which is a “Exchanging Member Indemnified Party”) from and against any and all charges, complaints, claims, actions, causes of action, losses, damages, liabilities and expenses of any nature whatsoever, including without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds (collectively, “Losses”) arising out of or relating to, asserted against, imposed upon or incurred by the Exchanging Member Indemnified Party in connection with or as a result of any breach of a representation, warranty or covenant of the Company or the DLC OP contained in this Agreement or in any schedule, exhibit, certificate or affidavit or any other document delivered by the Company or the DLC OP pursuant to this Agreement or the Confidential Offering Memorandum; provided, however, that the Company and DLC OP shall not have any obligation under this Section to indemnify any Exchanging Member Indemnified Party against any Losses to the extent that such Losses arise by virtue of (i) any diminution in value of the shares of Common Stock or OP Units or (ii) an Exchanging Member’s breach of this Agreement, gross negligence, willful misconduct or fraud or (iii) the Existing Entities and DLC Existing Entities operation of its business or the ownership and operation of its assets in the ordinary course of business prior to the Closing Date. Nothing contained in this Section 3.12(a) shall relieve the parties to the Representation, Warranty and Indemnity Agreement of any liability under the express terms thereof.

(b) At the time when any Exchanging Member Indemnified Party learns of any potential claim under this Section 3.12 (a “Claim”) against the Company or DLC OP it will promptly give written notice (a “Claim Notice”) to the Company or DLC OP; provided, that failure to do so shall not prevent recovery under this Agreement, except to the extent that the Company or DLC OP shall have been materially prejudiced by such failure. Each Claim Notice shall describe in reasonable detail the facts known to such Exchanging Member Indemnified Party giving rise to such Claim, and the amount or good faith estimate of the amount of Losses arising therefrom. Unless prohibited by Law, such Exchanging Member Indemnified Party shall deliver to the Company or DLC OP, promptly after such Exchanging Member Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such Exchanging Member Indemnified Party relating to a Third Party Claim (as defined herein). Any Exchanging Member Indemnified Party may at its option demand indemnity under this Section 3.12 as soon as a Claim has been threatened by a third party, regardless of whether an actual Loss has been suffered, so long as such Exchanging Member Indemnified Party shall in good faith determine that such claim is not frivolous and that such Exchanging Member Indemnified Party may be liable for, or otherwise incur, a Loss as a result thereof.

(c) The Company and DLC OP shall be entitled, at their own expense, to assume and control the defense of any Claims based on claims asserted by third parties (“Third Party Claims”), through counsel chosen by the Company or DLC OP and reasonably acceptable to such Exchanging Member Indemnified Party (or any person authorized by such Exchanging Member Indemnified Parties to act on its behalf), if it gives written notice of its intention to do so to such Exchanging Member Indemnified Party within thirty (30) days of the receipt of the applicable Claim Notice; provided, however, that such Exchanging Member Indemnified Party may at all times participate in such defense at its expense. Without limiting the foregoing, in the event that the Company or DLC OP exercises the right to undertake any such defense against a Third Party Claim, such Exchanging Member Indemnified Party shall cooperate with the Company or DLC OP in such defense and make available to the Company or DLC OP (unless prohibited by Law), at the Company or DLC OP’s expense, all witnesses, pertinent records, materials and information in such Exchanging Member Indemnified Party’s possession or under such Exchanging Member Indemnified Party’s control relating thereto as is reasonably required by the Company or DLC OP. No compromise or settlement of such Third Party Claim may be effected by either such Exchanging Member Indemnified Party, on the one hand, or the Company or DLC OP, on the other hand, without the other’s consent (which shall not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against such other party and (ii) each Exchanging Member Indemnified Party that is party to such claim is released from all liability with respect to such claim.

(d) All representations, warranties and covenants of the Company and DLC OP contained in this Agreement shall survive after the effective time of the mergers or other transactions contemplated in the applicable Subscription Documents until the first anniversary of the Closing Date (the “Expiration Date”). If written notice of a claim in accordance with the provisions of this Section 3.12 has been given prior to the Expiration Date, then the relevant representation, warranty and covenant shall survive, but only with respect to such specific claim, until such claim has been finally resolved. Any claim for indemnification not so asserted in writing by the Expiration Date may not thereafter be asserted and shall forever be waived. In furtherance of the foregoing, each Exchanging Member hereby waives, as of the Closing Date, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against the other parties hereto arising under or based upon any federal, state, local or foreign Law, other than the right to seek indemnity pursuant to this Section 3.12. The foregoing sentence shall not (i) limit a Exchanging Member’s right to specific performance or injunctive relief in connection with the breach by the Company or DLC OP of its covenants in this Agreement or (ii) constitute a waiver of any rights or remedies of a Exchanging Member under any organizational documents governing the Exchanging Member’s Interests or DLC Interests, as applicable.

(e) All indemnity payments made hereunder shall be treated as adjustments to the consideration paid hereunder for federal income tax purposes.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE EXCHANGING MEMBERS

Except as disclosed in the Prospectus, each Exchanging Member, severally, hereby represents, warrants and agrees that as of the Closing Date:

Section 4.01. Organization; Authority. If such Exchanging Member is an individual, such Exchanging Member has the legal capacity and authority to execute, deliver and perform its obligations under this Agreement, and no Person has any community property rights, by virtue of marriage or otherwise, with respect to such Exchanging Member’s Interests. If such Exchanging Member is a Person other than an individual, such Exchanging Member has been duly organized, is validly existing and in good standing under the Laws of its jurisdiction of organization, and has all requisite power and authority to enter this Agreement, each agreement contemplated hereby and to carry out the transactions contemplated hereby and thereby.

Section 4.02. Due Authorization and Enforceability. If such Exchanging Member is a Person other than an individual, the execution, delivery and performance of this Agreement by such Exchanging Member has been duly and validly authorized by all necessary action required of such Exchanging Member. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of such Exchanging Member pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of such Exchanging Member, each enforceable against such Exchanging Member in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 4.03. Ownership of Interest. Such Exchanging Member is the record owner of the Interests owned by it as set forth on Exhibit A, and has the power and authority to transfer, sell, assign and convey to DLC OP or the Company, as applicable, such Interests, free and clear of any Liens and, upon delivery of the consideration for such Interests as provided herein, DLC OP or the Company, as applicable, will acquire good and valid title thereto, free and clear of any Liens. Except as provided for or contemplated by this Agreement or the other applicable Subscription Documents, there are no rights, subscriptions, warrants, options, conversion rights, preemptive rights, agreements, instruments or understandings of any kind outstanding (i) relating to the Interests owned by such Exchanging Member or (ii) to purchase, transfer or to otherwise acquire, or to in any way encumber, any of the interests which comprise such Interests or any securities or obligations of any kind convertible into any of the interests which comprise such Interests, or other equity interests or profit participation of any kind in the Existing Entities and the DLC Existing Entities, as applicable. All of the issued and outstanding Interests have been duly authorized and are validly issued, fully paid and non-assessable.

Section 4.04. Consents and Approvals. Except as shall have been satisfied on or prior to the Closing Date, no consent, waiver, approval, authorization, order, license, certificate or permit of, or filing or registration with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by such Exchanging Member in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except for those consents, waivers, approvals, authorizations or filings, the failure of which to obtain or to file would not have a Material Adverse Effect.

Section 4.05. No Violation. None of the execution, delivery or performance of this Agreement, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (A) the organizational documents, if any, of such Exchanging Member, (B) any agreement, document or instrument to which such Exchanging Member is a party or by which such Exchanging Member is bound or (C) any term or provision of any judgment, order, writ, injunction, or decree binding on such Exchanging Member is (or its assets or properties), except, in the case of clause (B) and (C) any such breaches or defaults that would not have a Material Adverse Effect.

Section 4.06. Non-Foreign Person. Such Exchanging Member is a United States person (as defined in the Code) and is, therefore, not subject to the provisions of the Code relating to the withholding of sales or exchange proceeds to foreign persons.

Section 4.07. Taxes. Such Exchanging Member has paid all taxes relating to its Interests in each of the Existing Entities and the DLC Existing Entities, as applicable, required to be paid by it (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so).

Section 4.08. Solvency. Such Exchanging Member has been and will be solvent at all times prior to and for the ninety (90) day period following the transfer of its Interests to DLC OP or the Company, as applicable.

Section 4.09. Litigation. There is no action, suit or proceeding pending or, to such Exchanging Member’s knowledge, threatened against such Exchanging Member affecting all or any portion of the Interests owned by it or such Exchanging Member’s ability to consummate the transactions contemplated hereby which, if adversely determined, would adversely affect the Exchanging Member’s ability to so consummate the transactions contemplated hereby. Such Exchanging Member knows of no outstanding order, writ, injunction or decree of any Governmental Authority against or affecting all or any portion of the Interest owned by it, which in any such case would impair the Exchanging Member’s ability to enter into and perform all of its obligations under this Agreement.

Section 4.10. Investment. Such Exchanging Member acknowledges that the offering and issuance of the OP Units or Common Stock to be acquired pursuant to this Agreement are intended to be exempt from registration under the Securities Act and that the Company’s and DLC OP’s, as applicable, reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of the Exchanging Members contained herein. In furtherance thereof, such Exchanging Member represents and warrants to the Company and DLC OP as follows:

(a) Such Exchanging Member is an “accredited investors” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act) (“Accredited Investor”). In this regard, such undersigned Exchanging Member confirms that the information previously provided in the Accredited Investor Questionnaire which confirms the status of the undersigned as an accredited investor remains true and correct. Such Exchanging Member will, upon request, execute and/or deliver any additional documents deemed by the Company to be necessary or desirable to confirm such Exchanging Member’s Accredited Investor status.

(b) Such Exchanging Member is acquiring the OP Units or Common Stock, as applicable, solely for his, her or its own account for the purpose of investment and not as a nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution of any thereof in violation of the securities Laws.

(c) Such Exchanging Member is knowledgeable, sophisticated and experienced in business and financial matters; such Exchanging Member has previously invested in securities similar to the OP Units or Common Stock, as applicable, and fully understands the limitations on transfer imposed by the federal securities Laws. Such Exchanging Member has received and carefully reviewed this Agreement, the Confidential Offering Memorandum and the other Subscription Documents as well as all information and documents about or pertaining to the Company or DLC OP, as applicable, and the business and prospects of the Company or DLC OP, as applicable, and the issuance of the OP Units and the Common Stock, as applicable, as such Exchanging Member deems necessary or desirable, and has been given the opportunity to obtain, and has obtained, any additional information or documents and to ask questions and receive answers about such information and documents, the Company or DLC OP, as applicable, and the business and prospects of the Company or DLC OP, as applicable, which such Exchanging Member deems necessary or desirable to evaluate the merits and risks related to its investment in the OP Units or the Common Stock, as applicable; and such Exchanging Member understands and has taken cognizance of all risk factors related to the purchase of the OP Units and the Common Stock, as applicable. Such Exchanging Member is relying upon its own independent analysis and assessment (including with respect to taxes), and the advice of such Exchanging Member’s advisors (including tax advisors), and not upon that of the Company or DLC OP, as applicable, or any of the Company’s or DLC OP’s, as applicable, Affiliates, for purposes of evaluating, entering into, and consummating the transactions contemplated hereby;

(d) Such Exchanging Member acknowledges that the Common Stock or OP Units, as applicable, have not been registered under the Securities Act and, therefore, may not be sold unless registered under the Securities Act or an exemption from registration is available.

(e) Such Exchanging Member represents and warrants that such Exchanging Member has such knowledge and experience in financial and business matters such that such Exchanging Member is capable of evaluating the merits and risks of making a subscription for the Elected Securities, and that such Exchanging Member has evaluated the risks of investing in the Elected Securities and has determined that they are a suitable investment for such Exchanging Member. Such Exchanging Member represents and warrants that such Exchanging Member understands that an investment in the Elected Securities is a speculative investment that involves very significant risks and tax uncertainties and that such Exchanging Member is prepared to bear the economic, tax and other risks of an investment in the Elected Securities for an indefinite period of time, and is able to withstand a total loss of such Exchanging Member’s investment in the Elected Securities.

Section 4.11. Power-of-Attorney. Each Exchanging Member represents and warrants that he, she or it will not execute this Agreement in the State of New York; provided however, that if the Exchanging Member does execute this Agreement in the State of New York that he, she or it will complete, sign and notarize the power-of-attorney attached hereto as Exhibit B.

Section 4.12. Continuing Efforts. Subject to the terms and conditions herein provided, such Exchanging Member covenants and agrees to use its best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper and/or appropriate to consummate and make effective the transactions contemplated by this Agreement.

Section 4.13. No Brokers or Finders. The Exchanging Member has not entered into any agreement and is not otherwise liable or responsible to pay any brokers’ or finders’ fees or expenses to any person similar agent or firm with respect to this Agreement or the purchase and issuance of any Elected Securities contemplated hereby, except for any such person or similar agent or firm the fees and expenses for which such Exchanging Member shall be solely responsible for and pay.

Section 4.14. No Claims. Each Exchanging Member represents and warrants that it does not have any claims against any Existing Entity or any DLC Existing Entity or any of their respective members, managers, managing members, officers, directors or agents for breach of fiduciary obligations, breach of the terms of applicable organizational documents, fraud, self-dealing or any other similar cause of action.

Section 4.15. No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Article IV, the Exchanging Members shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

Section 4.16. Survival of Representations and Warranties of the Exchanging Member. The parties hereto agree and acknowledge that (a) the representations and warranties set forth in Sections 4.01, 4.02, 4.03, 4.04, 4.05, 4.10 and 4.14 shall survive indefinitely, and (b) all other representations and warranties set forth in this Article IV shall survive for a period of three (3) months following the Closing Date.

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

Section 5.01. Covenants of the Exchanging Members; Waiver. From the date hereof through the Closing Date, except as otherwise provided for or as contemplated by this Agreement or the other applicable Subscription Documents, each Exchanging Member shall not:

(a) sell, transfer or otherwise dispose of all or any portion of such Exchanging Member’s Interests;

(b) mortgage, pledge, hypothecate, encumber (or permit to become encumbered) all or any portion of such Exchanging Member’s Interests;

(c) authorize or consent to, or cause any Existing Entity or DLC Existing Entity to take, any of the actions prohibited by the Subscription Documents;

(d) amend the organizational document, except as otherwise contemplated or permitted by the Consent Form, of any Existing Entity or DLC Existing Entity;

(e) take or allow any action (or fail to take any action) that would result in any of the Existing Entities or DLC Existing Entities, if applicable, failing to be a validly electing “S corporation” with the meaning of Code Sections 1361 and 1362;

(f) adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization with respect to any Existing Entity or DLC Existing Entity, as applicable; or

(g) exercise rights, if any, under applicable organizational documents, to initiate any buy-sell procedures or to commence any process to market and sell the Property held (directly or indirectly) by any Existing Entity or DLC Existing Entity.

As of the Closing, each Exchanging Member waives and relinquishes all rights and benefits otherwise afforded to such Exchanging Member (i) under the applicable Existing Entity’s or DLC Existing Entity’s organizational documents in connection with the IPO, including without limitation any rights of appraisal, rights of first offer or first refusal, buy/sell agreements, put, option or similar parallel exit or dissenter rights, and any right to consent to or approve the sale or contribution by any partner or member, as applicable of its Interests to DLC OP or to the Company, and any and all notice provisions relating thereto; and (ii) to raise claims against any Existing Entity or DLC Existing Entity or any of its respective present or former officers, directors, managing members or general partners, or any of their respective Affiliates, for (A) breach of fiduciary duties or similar obligations (including duties of disclosure) to any of their respective present or former shareholders, members or partners or their respective Affiliates, (B) fraud, or (C) self-dealing or any other similar cause of action. Each Exchanging Member acknowledges that the agreements contained herein and the transactions contemplated hereby and any actions taken in anticipation of the transactions contemplated hereby may conflict with, and may not have been contemplated by, the organizational documents of the applicable Existing Entity or DLC Existing Entity, or by other agreements among one or more holders of Interests. With respect to each applicable Existing Entity or DLC Existing Entity and each property in which the Interests represent a direct or indirect interest, each Exchanging Member expressly gives all consents and waivers they are entitled to give that are necessary or desirable to facilitate the Consolidation Transactions (including any consents necessary to authorize the proper parties in interest to give consents in connection therewith). In addition, if the transactions contemplated hereby occur, this Agreement shall be deemed to be an amendment to the organizational documents of the applicable Existing Entity or DLC Existing Entity to the extent the terms herein conflict with the terms thereof, including without limitation, terms with respect to allocations, distributions and the like. In the event the transactions contemplated by this Agreement do not occur, nothing in this Agreement shall be deemed to be or construed as an amendment or modification of, or commitment of any kind to amend or modify, the organizational documents of any Existing Entity or DLC Existing Entity, which shall, in such case, remain in full force and effect without modification.

Section 5.02. Commercially Reasonable Efforts by the Company, DLC OP and the Exchanging Member. Each of the Company, DLC OP and each Exchanging Member shall use commercially reasonable efforts and cooperate with each other in (i) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Law or regulation or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement, and (ii) promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits or authorizations.

Section 5.03. Tax Matters.

(a) In accordance with Section 704(c) of the Code, DLC OP shall adopt and use only the so-called “traditional method” described in Treasury Regulation Section 1.704-3(b) with respect to the Interests, and therefore shall not make any curative or remedial allocations.

(b) From the date hereof and subsequent to the Closing Date, each Exchanging Member agrees to provide the Company and DLC OP with such Tax information relating to the Existing Entities or DLC Existing Entities that is in Exchanging Member’s possession or control and that is reasonably requested by the Company or DLC OP and not otherwise in the Company’s or DLC OP’s possession or control and to cooperate with the Company and DLC OP with respect to the filing of their tax returns.

(c) The parties hereto intend and agree, that for federal income tax purposes, the Consolidation Transactions be treated:

(i) as a transfer of the equity interests in the Existing Entities to DLC OP in exchange for OP Units under Section 721 of the Code including, where applicable, pursuant to the “assets over” form of transaction set forth in Treasury Regulation Section 1.708-1(c)(3). To the extent any Exchanging Member transfers all or any portion of an Existing Member Interest in an Existing Entity to DLC OP in exchange for cash, or to the extent any portion of a Exchanging Member’s transfer of an Existing Member Interest is otherwise treated as a “disguised sale” pursuant to Section 707 of the Code or the Treasury Regulations promulgated thereunder (such Exchanging Member referred to as a “Selling Party,” and the portion of the Existing Member Interests sold referred to as a “Sold Interest”), such transfer shall be treated as a sale by the Selling Party and a purchase of the Sold Interest by DLC OP directly from the Selling Party in accordance with the provisions of Treasury Regulation Section 1.708-1(c)(4). To the extent that a Exchanging Member constitutes a Selling Party, such Exchanging Member expressly agrees and consents to treat the transfer of the Sold Interests as a sale of an interest in the Existing Entity for all federal tax purposes. DLC OP and Exchanging Member agree that the transaction shall be treated for federal income tax purposes as if the Selling Party first sold the Sold Interests in the Existing Entity to DLC OP, the Existing Entity then transferred its assets and liabilities (except to the extent attributable to the Sold Interests) to

DLC OP in exchange for OP Units, and then the Existing Entity liquidated, distributing the OP Units to its partners or members (other than the Selling Parties with respect to the Sold Interests) and distributing the balance of its assets and liabilities to DLC OP in redemption of the Sold Interests acquired by DLC OP. Any cash paid to a Exchanging Member pursuant to this Agreement shall be paid only after the receipt of a consent from such Exchanging Member that, for federal income tax purposes, such payment of cash shall be treated as a sale of the Sold Interests by the Exchanging Member that is a Selling Party and a purchase of such Sold Interests by DLC OP for the cash so paid; and

(ii) a tax-deferred reorganization of the DLC Existing Entities into the Company pursuant to Section 368(a) of the Code.

ARTICLE VI

POWER OF ATTORNEY

Section 6.01. Grant of Power-of-Attorney. By executing this Agreement or Exhibit B to this Agreement, the undersigned Exchanging Member hereby irrevocably constitutes and appoints the Company (or a substitute appointed by Company) as his, her or its attorney-in-fact (the “Attorney-in-Fact”) and agent with full power of substitution to take any and all actions and execute any of the following agreements on such Exchanging Member’s behalf and in such Exchanging Member’s name: Registration Rights Agreement, the Tax Protection Agreement, the Lock-Up Agreement, the Transaction Agreements, the Representation, Warranty and Indemnity Agreement (each of the foregoing substantially in the form attached to the Confidential Offering Memorandum or included in the Subscription Booklet, but with such change as the Attorney-in-Fact in its reasonable discretion deems necessary or desirable to effectuate the Consolidation Transactions, the IPO and the other transactions described herein or in the Confidential Offering Memorandum), instruments of assignment, and if receiving OP Units, the DLC OP Agreement (as defined herein) (including any amendments thereto approved by the partners in accordance with the terms of such agreement) and any other documents related to the consummation of the Consolidation Transactions, any reallocation of Interests as described in Section 1.01(c) above or any of the other transactions contemplated by this Agreement on such Exchanging Member’s behalf and in such Exchanging Member’s name, as may be deemed by the Company as necessary or desirable to effectuate the Consolidation Transactions, the IPO, and the other transactions described herein or in the Confidential Offering Memorandum. The undersigned hereby grants to each Attorney-in-Fact full power and authority to do and perform each and every act and thing which may be necessary, or convenient, in connection with the foregoing, as fully, to all intents and purposes, as the undersigned might or could do if personally present, hereby ratifying and confirming all that such Attorney-in-Fact shall lawfully do or cause to be done by authority hereof. Such power-of-attorney shall be deemed to be coupled with an interest and shall be irrevocable and shall survive the death, disability or dissolution of the Exchanging Member, as applicable.

Section 6.02. Limitation on Liability. It is understood that the Attorney-in-Fact assumes no responsibility or liability to any Person by virtue of the power-of-attorney granted by each Exchanging Member hereby. The Attorney-in-Fact makes no representations with respect to and shall have no responsibility for the Contributions Transactions or the IPO, or the acquisition of the Interests by the Company or DLC OP and shall not be liable for any error or judgment or for any act done or omitted or for any mistake of fact or Law except for its own gross negligence or bad faith. Each Exchanging Member agrees to indemnify the Attorney-in-Fact for and to hold the Attorney-in-Fact harmless against any loss, claim, damage or liability incurred on its part arising out of or in connection with it acting as the Attorney-in-Fact under the power-of-attorney created by such Exchanging Member hereby, as well as the cost and expense of investigating and defending against any such loss, claim, damage or liability, except to the extent such loss, claim, damage or liability is due to the gross negligence or bad faith of the Attorney-in-Fact. Each Exchanging Member agrees that the Attorney-in-Fact may consult with counsel of its own choice (who may be counsel for the Company or DLC OP or its successors or Affiliates), and it shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. It is understood that the Attorney-in-Fact may, without breaching any express or implied obligation to any Exchanging Member hereunder, release, amend or modify any other power of attorney granted by any other Person under any related agreement.

Section 6.03. Ratification; Third Party Reliance. Each Exchanging Member hereby ratifies and confirms any and all actions that the Attorney-in-Fact shall lawfully do or cause to be done by virtue of the exercise of the powers granted unto it by the Exchanging Member under this Article VI, and each Exchanging Member authorizes the reliance of third parties on the power-of-attorney and waives its rights, if any, as against any such third party for its reliance hereon.

ARTICLE VII

GENERAL PROVISIONS

Section 7.01. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally, (b) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (c) one (1) Business Day after being sent by a nationally recognized overnight courier or (d) transmitted by facsimile if confirmed within 24 hours thereafter by a signed original sent in the manner provided in clause (a), (b) or (c) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):

if to the Company or DLC OP to:

580 White Plains Road

Tarrytown, New York 10591

Tel: (914) 631-3131

Fax: (914) 206-4021

Attention: Adam Ifshin

with a copy to:

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Attention: Larry P. Medvinsky

Facsimile: (212) 878-8375

if to a Exchanging Member:

To the address indicated for such Exchanging Member the signature page to this Agreement.

Section 7.02. Definitions. For purposes of this Agreement, the following terms shall have the following meanings.

(a) “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(b) “Assumed Entity Valuations” means the assumed valuations for DLC Management (including Delphi) and each Existing Entity (including each DLC Existing Entity).

(c) “Assumed IPO Price” means the mid-point of the range or assumed per share price that the shares of common stock in the IPO are, as of the date of the Confidential Offering Memorandum, expected to be offered to the public.

(d) “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Maryland.

(e) “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.

(f) “Consent Form” means the forms provided to each holder of Interests to consent to the Consolidation Transactions, including the transactions described in the exhibits thereto.

(g) “FIRPTA Affidavit” means a certification substantially in accordance with Treasury Regulation Section 1.1445-2(b)(2)(iv) to the effect that the Exchanging Member is a United States person (as defined in the Code) and is, therefore, not subject to the provisions of the Code relating to the withholding of sales or exchange proceeds to foreign persons.

(h) “Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(i) “IPO Price” the public offering price of the Common Stock in the IPO.

(j) “Laws” means applicable laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority.

(k) “Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

(l) “Material Adverse Effect” means a material adverse effect on the Company, DLC OP, the Company Subsidiaries and the properties owned or leased pursuant to a ground lease by the Existing Entities and the DLC Existing Entities (after giving effect to the Consolidation Transactions), taken as a whole.

(m) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(n) “Prospectus” means the Company’s final prospectus as filed with the SEC.

(o) “Representation, Warranty and Indemnity Agreement” means the Representation, Warranty and Indemnity Agreement, dated as of the date hereof, by and among the Company, DLC OP and the Principals.

(p) “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii) (A) 10% or more of the voting power of the voting capital stock or other equity interests, or (B) 10% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.

(q) “Tax” means all applicable federal, state, local and foreign income, property, withholding, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Tax with respect thereto.

(r) “Total Consideration” means the total value of the Offered Shares and the Offered Units and, if applicable, any Non-Eligible Investor Payments.

Section 7.03. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

Section 7.04. Entire Agreement; Third Party Beneficiaries. This Agreement, including, without limitation, the exhibits and schedules hereto constitute the entire agreement and supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto.

Section 7.05. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Maryland, regardless of any Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 7.06. Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the Company or DLC OP may assign its rights and obligations hereunder to an Affiliate.

Section 7.07. Jurisdiction. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in New York County, New York, with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper.

Section 7.08. Dispute Resolution. The parties intend that this Section 7.08 will be valid, binding, enforceable, exclusive and irrevocable and that it shall survive any termination of this Agreement.

(a) Upon any dispute, controversy or claim arising out of or relating to this Agreement or the enforcement, breach, termination or validity thereof (“Dispute”), the party raising the Dispute will give written notice to the other parties to the Dispute describing the nature of the Dispute following which the parties to such Dispute shall attempt for a period of ten (10) Business Days from receipt by the parties of notice of such Dispute to resolve such Dispute by negotiation between representatives of the parties hereto who have authority to settle such Dispute. All such negotiations shall be confidential and any statements or offers made therein shall be treated as compromise and settlement negotiations for purposes of any applicable rules of evidence and shall not be admissible as evidence in any subsequent proceeding for any purpose. The statute of limitations applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defense based on the running of the statute of limitations will be available based upon the passage of time during any such negotiation. Regardless of the foregoing, a party shall have the right to seek immediate injunctive relief pursuant to Section 7.08(c) below without regard to any such 10-day negotiation period.

(b) Any Dispute (including the determination of the scope or applicability of this agreement to arbitrate) that is not resolved pursuant to Section 7.08(a) above shall be submitted to final and binding arbitration in New York before one neutral and impartial arbitrator, in accordance with the Laws of the State of New York for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Within fifteen (15) days following a demand for arbitration, the arbitrator shall be appointed by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The arbitrator shall designate the place and time of the hearing. The hearing shall be scheduled to begin as soon as practicable and no later than sixty (60) days after the appointment of the arbitrator (unless such period is extended by the arbitrator for good cause shown) and shall be conducted as expeditiously as possible. The award, which shall set forth the arbitrator’s findings of fact and conclusions of law, shall be filed with JAMS and mailed to the parties no later than thirty (30) days after the close of the arbitration hearing. The arbitration award shall be final and binding on the parties and not subject to collateral attack. Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.

(c) Notwithstanding the parties’ agreement to submit all Disputes to final and binding arbitration before JAMS, the parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court having jurisdiction thereof. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief in order to protect any party’s rights under this Agreement. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(d) The prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees, and the non-prevailing party shall pay all expenses and fees of JAMS, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the arbitrator, and the fees, costs, and expenses of the arbitrator. The arbitrator shall allocate such costs and designate the prevailing party or parties for these purposes.

Section 7.09. Changes to Form Agreements. The Exchanging Members agree and confirm that the terms of the OP Units and Common Stock described in the Confidential Offering Memorandum and the Exhibits thereto are not final and may be modified depending on the prevailing market conditions at the time of the IPO. By executing this Agreement such Exchanging Member hereby authorizes DLC OP and the Company to and understands and agrees that DLC OP and the Company may make changes (including changes that may be deemed material) to the Charter, the Company’s bylaws, the Registration Rights Agreement, the Representation, Warranty and Indemnity Agreement, the Tax Protection Agreement, the Lock-Up Agreement and the DLC OP Agreement, to the Confidential Offering Memorandum, and such Exchanging Member agrees to receive the Elected Securities or cash, as the case may be, with such final terms and conditions as the Company and DLC OP determine. In addition, the Exchanging Members acknowledge that they understand that the information presented in the Confidential Offering Memorandum is preliminary and is subject to change (particularly management’s discussion and analysis of financial condition and results of operation, the financial statements and footnotes thereto, the preliminary pro forma financial statements and footnotes thereto, the property information, the Assumed IPO Price, the Assumed Entity Valuations and the assumed range of shares estimated to be offered in the IPO) in connection with the completion of the audit, the review and comments of the SEC and the investor feedback received during the course of the IPO.

Section 7.10. Severability. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision is held invalid, illegal or unenforceable under applicable Law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

Section 7.11. Rules of Construction.

(a) The parties hereto agree that they have had the opportunity to be represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Any ambiguities or questions concerning the undersigned’s completion or execution of the Consent Form will be resolved by the Company, and its determination will be final and binding upon undersigned.

(b) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless explicitly stated otherwise herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 7.12. Equitable Remedies. The parties agree that irreparable damage would occur to the Company and DLC OP in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company and DLC OP shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by a Exchanging Member and to enforce specifically the terms and provisions hereof in any federal or state court located in New York, this being in addition to any other remedy to which the Company and DLC OP is entitled under this Agreement or otherwise at law or in equity. Notwithstanding the foregoing, this Agreement shall not bar any equitable remedies otherwise available to the Exchanging Member pursuant to the terms and provisions contained in Section 3.12.

Section 7.13. Further Assurances. The Exchanging Members will, from time to time, execute and deliver to the Company all such other and further instruments and documents and take or cause to be taken all such other and further action as the Company or DLC OP may reasonably request in order to effect the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Company or DLC OP may request from the Exchanging Member such additional information as it may deem necessary to evaluate the eligibility of such Exchanging Member to acquire Elected Securities, and may request from time to time such information as it may deem necessary to determine the eligibility of such Exchanging Member to hold Elected Securities or to enable DLC OP or the Company to determine the Exchanging Member’s compliance with applicable regulatory requirements or tax status, and such Exchanging Member shall provide such information as may reasonably be requested.

Section 7.14. Time of the Essence. Time is of the essence with respect to all obligations under this Agreement.

Section 7.15. Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 7.16. No Personal Liability Conferred. This Agreement shall not create or permit any personal liability or obligation on the part of any officer, director, partner, employee or stockholder of DLC OP or the Company.

Section 7.17. Amendments. This Agreement may be amended by appropriate instrument, without the consent of any Exchanging Member, at any time prior to the Closing Date; provided, that no such amendment, modification or supplement shall be made that alters the amount or changes the form of the consideration to be delivered to the Exchanging Member as set forth in Exhibit A.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers or representatives, all as of the date first written above.

EXCHANGING MEMBER:		Address:

c/o DLC Realty Trust, Inc.
	By:	580 White Plains Road
	Title:	Tarrytown, New York 10591

Signature (on behalf of himself, herself or itself individually and the entities listed on Exhibit A)

DLC REALTY, L.P.

By:	DLC Realty Trust, Inc., its General Partner

By:
Name: William M. Comeau
Title: Chief Financial Officer

DLC REALTY TRUST, INC.

By:
Name: William M. Comeau
Title: Chief Financial Officer

Mr. Stephen Ifshin

By:

Mr. Adam Ifshin

By:

EXHIBITS

Exhibit A: Investor Information Page

Exhibit B: Form of NY State Power of Attorney

Exhibit A

INVESTOR INFORMATION PAGE

Exchanging Member:
Name of Entity	Percentage (%) Ownership	Number of Offered OP Units	Number of Offered Shares

Exhibit B

FORM OF NY STATE POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that pursuant to the Irrevocable Exchange and Subscription Agreement by and among DLC Realty Trust, Inc. (the “Company”), DLC Realty, L.P., Mr. Adam Ifshin, Mr. Stephen Ifshin (together, the Principals) and the Existing Members (as defined therein and together with the Principals, the “Exchanging Members”) (the “Irrevocable Exchange and Subscription Agreement”), the undersigned Exchanging Member hereby irrevocably constitutes and appoints the Company as his, her or its attorney-in-fact and agent with full power of substitution to take any and all actions and execute any of the following agreements on such Exchanging Member’s behalf and in such Exchanging Member’s name: Registration Rights Agreement, the Tax Protection Agreement, the Lock-Up Agreement, the Transaction Agreements, the Representation, Warranty and Indemnity Agreement, instruments of assignment, and if receiving OP Units, the DLC OP Agreement (as defined herein) (including any amendments thereto approved by the partners in accordance with the terms of such agreement) and any other documents related to the consummation of the Consolidation Transactions, any reallocation of Interests or the DLC Interests as described in Section 1.01(c) of the Irrevocable Exchange and Subscription Agreement or any of the other transactions contemplated by the Irrevocable Exchange and Subscription Agreement on such Exchanging Member’s behalf and in such Exchanging Member’s name, as may be deemed by the Company as necessary or desirable to effectuate the Consolidation Transactions, the IPO, and the other transactions described in the Irrevocable Exchange and Subscription Agreement or in the Confidential Offering Memorandum. The undersigned hereby grants to each attorney-in-fact full power and authority to do and perform each and every act and thing which may be necessary, or convenient, in connection with the foregoing, as fully, to all intents and purposes, as the undersigned might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by authority hereof. Such power-of-attorney shall be deemed to be coupled with an interest and shall be irrevocable and shall survive the death, disability or dissolution of the Exchanging Member. Capitalized terms used, but not otherwise defined herein shall have the meanings ascribed to them in the Irrevocable Exchange and Subscription Agreement.

Except as otherwise specifically provided herein, the power-of-attorney granted herein shall not in any manner revoke in whole or in part any power-of-attorney that each person whose signature appears below has previously executed. This power-of-attorney shall not be revoked by any subsequent power-of-attorney each person whose signature appears below may execute, unless such subsequent power specifically refers to this power-of-attorney or specifically states that the instrument is intended to revoke all prior general powers-of- attorney or all prior powers of attorney.

CAUTION TO THE PRINCIPAL: Your power-of-attorney is an important document. As the “principal,” you give the person whom you choose (your “agent”) powers to spend your money and sell or dispose of your property during your lifetime without telling you. You do not lose your authority to act even though you have given your agent similar powers. When your agent exercises these powers, he or she must act according to any instructions you have provided, or, where there are no specific instructions, in your best interest. “Important Information for the

Agent” near the end of this document describes your agent’s responsibilities. Your agent can act on your behalf only after signing the power-of-attorney before a notary public. You can request information from your agent at any time. If you are revoking a prior power-of-attorney by executing this power-of-attorney, you should provide written notice of the revocation to your prior agent(s) and to the financial institutions where your accounts are located. You can revoke or terminate your power-of-attorney at any time for any reason as long as you are of sound mind. If you are no longer of sound mind, a court can remove an agent for acting improperly. Your agent cannot make health care decisions for you. You may execute a “Health Care Proxy” to do this. The law governing powers-of-attorney is contained in the New York General Obligations Law, Article 5, Title 15. This law is available at a law library, or online through the New York State Senate or Assembly websites, www.senate.state.ny.us or www.assembly.state.ny.us. If there is anything about this document that you do not understand, you should ask a lawyer of your own choosing to explain it to you.

IN WITNESS WHEREOF, I, the undersigned, have executed this Power-of-Attorney as of this      day of                 , 2010.

Name:

Title:

State of

County of                      ss.:

On the      day of                  in the year before me, the undersigned, personally appeared                     , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he or she executed the same in his or her capacity, and that by his or her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Signature and Office of individual taking acknowledgment

IMPORTANT INFORMATION FOR THE AGENT: When you accept the authority granted under this power-of-attorney, a special legal relationship is created between you and the principal. This relationship imposes on you legal responsibilities that continue until you resign or the power-of-attorney is terminated or revoked. You must:

(1) act according to any instructions from the principal, or, where there are no instructions, in the principal’s best interest;

(2) avoid conflicts that would impair your ability to act in the principal’s best interest;

(3) keep the principal’s property separate and distinct from any assets you own or control, unless otherwise permitted by law;

(4) keep a record of all receipts, payments, and transactions conducted for the principal; and

(5) disclose your identity as an agent whenever you act for the principal by writing or printing the principal’s name and signing your own name as “agent” in the following manner: (Principal’s Name) by (Your Signature) as Agent.

You may not use the principal’s assets to benefit yourself or give gifts to yourself or anyone else unless there is a Statutory Major Gifts Rider attached to this Power-of-Attorney that specifically gives you that authority. If you have that authority, you must act according to any instructions of the principal, or, where there are no such instructions, in the principal’s best interest. You may resign by giving written notice to the principal and to any co-agent, successor agent, monitor if one has been named in this document, or the principal’s guardian if one has been appointed. If there is anything about this document or your responsibilities that you do not understand, you should seek legal advice.

LIABILITY OF AGENT: The meaning of the authority given to you is defined in New York’s General Obligations Law, Article 5, Title 15. If it is found that you have violated the law or acted outside the authority granted to you in the Power-of-Attorney, you may be liable under the law for your violation.

I,                     , have read the foregoing Power-of-Attorney. I am a person identified therein as agent for the principal named therein. I acknowledge my legal responsibilities to the principal.

Agent signs here: ==>

State of

County of                      ss.:

On the      day of                  in the year before me, the undersigned, personally appeared                     , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he or she executed the same in his or her capacity, and that by his or her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Signature and Office of individual taking acknowledgment